ELECTRONICALLY TRANSMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON
FEBRUARY 11, 2003
                                                      REGISTRATION NO. 333-_____

      =====================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              MILLENNIUM CELL INC.

                DELAWARE                                   8743                                22-3726792
     (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)



                              1 INDUSTRIAL WAY WEST
                           EATONTOWN, NEW JERSEY 07724
                                 (732) 542-4000
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 STEPHEN S. TANG
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              MILLENNIUM CELL INC.
                              1 INDUSTRIAL WAY WEST
                           EATONTOWN, NEW JERSEY 07724
                                 (732) 542-4000
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                            THOMAS MORE GRIFFIN, ESQ.
              GIBBONS, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE, P.C.
                               1 RIVERFRONT PLAZA
                            NEWARK, NEW JERSEY 07102
                                 (973) 596-4500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities from an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

Title of Each Class            Amount       Proposed Maximum         Proposed Maximum         Amount of
of Securities to be            to be         Offering Price         Aggregate Offering      Registration
Registered                   Registered         Per Share                  Price                 Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock,                  589,376           $2.15(2)                $1,267,158             $117(3)
par value $0.001
per share(1)

=====================================================================================================================

(1) Shares issuable upon exercise of currently outstanding warrants to purchase such number of shares.

(2) Calculated in accordance with Rule 457(c) based on the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on February 7, 2003, solely for the purpose of calculating the amount of the registration fee. Under Rule 416 under the Securities Act, the number of shares of common stock registered includes an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends or similar transactions.


(3) In accordance with Rule 457(p), payment of the registration fee due with respect to this Registration Statement shall be made by offsetting the amount due hereunder against the $1,628 registration fee we paid in connection with the filing of our Registration Statement on Form S-3 (Commission File No. 333-99753), filed on September 18, 2002, which registration statement was withdrawn prior to effectiveness on October 1, 2002. On November 7, 2002, in connection with filing Registration Statement No. 333-101061, $687 was offset against such amount. As of the date of filing this Registration Statement, $941 remains and a portion of which is used to offset the fee due hereunder.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2003

         PROSPECTUS

                             [MILLENNIUM CELL LOGO]



                         589,376 SHARES OF COMMON STOCK

         The selling stockholder listed under the section entitled "Selling Stockholder," or its pledgees or assignees, is offering for sale up to 589,376 shares of our common stock for resale to the public. The selling stockholder will be selling shares of common stock that it can acquire by exercising warrants issued by the Company.

         We will not receive any proceeds from the resale of shares of common stock by the selling stockholder. We are paying the expenses of this offering.

         Our common stock is traded on the NASDAQ NATIONAL MARKET where it trades under the Symbol: MCEL. On February 7, 2003, the last reported sale price of our common stock on the NASDAQ NATIONAL MARKET was $1.98 per share.

                         THIS INVESTMENT INVOLVES RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    ----------------------------------------

         The information in this prospectus is not complete and may change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this Prospectus is February 11, 2003

         You should rely only on the information incorporated by reference or contained in this prospectus or a prospectus supplement or amendment. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or a prospectus supplement or amendment. Our business, financial condition, results of operations and prospects may have changed since that date.

                                TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
Prospectus Summary..............................................................   1
Risk Factors....................................................................   4
Use of Proceeds.................................................................   15
Selling Stockholder.............................................................   15
Plan of Distribution............................................................   16
Legal Matters...................................................................   17
Experts.........................................................................   17
Where You Can Find Additional Information.......................................   18


                           FORWARD-LOOKING STATEMENTS

         Some of the statements under "Risk Factors" elsewhere in this prospectus and elsewhere in filings by the company with the Securities and Exchange Commission contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties. Statements that are not statements of historical fact may be deemed to be forward-looking information. When we use words such as "plan," "believe," "expect," "anticipate," "intend" or similar expressions, we are making forward-looking statements. You should not rely on forward-looking statements because they are subject to a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from those indicated. Please note that we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of, and the availability of components and raw materials required by, a hydrogen fuel storage and delivery system, (ii) competition from current, improving and alternate power technologies, (iii) our ability to access the proceeds of our secured debenture financing program, (iv) our ability to protect our intellectual property, (v) our ability to achieve budgeted revenue and expense amounts, (vi) our ability to generate revenues from the sale or license of, or provision of services related to, our technology, (vii) our ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance, and (viii) our ability to generate design, engineering, or management services revenue opportunities in the hydrogen generation or fuel cell markets.

                               PROSPECTUS SUMMARY

         This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors".

                                   THE COMPANY

         We were formed as a Delaware limited liability company in 1998, organized and began operations on January 1, 1999 and converted into a Delaware corporation on April 25, 2000. We are a technology solutions company in the hydrogen-fuel generation and storage marketplace. We seek to license our proprietary technology and to provide system design, engineering and management services to governments and commercial entities.

         We have developed and are pursuing a multi-faceted patent portfolio in the United States and abroad pertaining to a proprietary process called Hydrogen on Demand (TM) that safely generates pure hydrogen or electricity from environmentally friendly raw materials. In the process, the energy potential of hydrogen is carried in the chemical bonds of sodium borohydride, which in the presence of a catalyst releases hydrogen or produces electricity. The primary input components of the reaction are water and sodium borohydride, a derivative of borax. Borax is found in substantial natural reserves globally. Hydrogen from this system can be used to power fuel cells, as well as fed directly to internal combustion engines. We also have patented a boron-based longer-life battery.

         Our principal executive offices are located at 1 Industrial Way West, Eatontown, New Jersey 07724 and our telephone number at that location is (732) 542-4000. Our internet address is www.millenniumcell.com. The information contained in or connected to our website is not incorporated by reference in this prospectus.

                                  THE OFFERING

         The 589,376 shares of our common stock being offered by the selling stockholder consist of 589,376 shares issuable upon exercise of warrants relating to such number of shares. The shares offered by the selling stockholder under this prospectus do not include shares which it may acquire from us in the future as a result of adjustments to the exercise price of the warrants due to sales by the company of stock or stock equivalents at a price per share that is below the then applicable exercise price of the warrants. Pursuant to a contractual obligation with the selling stockholder, if the exercise price is adjusted due to subsequent sales of stock or stock equivalents, the company may be required to file a separate registration statement relating to any such shares.

         The selling stockholder pursuant to this prospectus may sell the shares of common stock offered for resale in a secondary offering. Under the terms of the transactions described below, we are contractually required to register all of the shares of common stock that are described below.

                              THE PRIVATE PLACEMENT

         On October 31, 2002, we entered into a private placement transaction with the selling stockholder and another private investor. In June 2002, we sold common stock and warrants at a discount to their then current market price to two investors for gross proceeds of $3,000,000 and one of those investors was committed to purchase $12 million of convertible debentures. In order to complete the SEC registration process, the issuance of the $12 million of secured convertible debentures has been replaced by the October 2002 private placement. In the October 2002 private placement, pursuant to a securities purchase agreement, we sold 588,790 shares of common stock at a discount to the then current market price for gross proceeds of $1,000,000 and warrants to purchase 147,198 shares of common stock. On December 26, 2002, in accordance with the terms of the October 2002 purchase agreement, we sold $3.5 million principal amount of unsecured convertible debentures and warrants to acquire 242,678 shares of common stock. On January 30, 2003, also in accordance with the terms of the October 2002 purchase agreement, we sold $8.5 million principal amount of letter of credit secured convertible debentures and warrants to acquire 589,376 shares of common stock being offered hereby.

         This prospectus contains brief summaries of the certain provisions of the June and October 2002 securities purchase agreements, the June and October 2002 registration rights agreements, the unsecured convertible debentures, the secured convertible debentures, including the exchange debenture attached as an exhibit thereto, the warrants and the continuing letter of credit agreement. Such summaries do not purport to be complete. For a full and complete statement of the terms and provisions of such instruments or agreements, reference is made to such purchase agreements, registration rights agreements, the unsecured convertible debentures, the secured convertible debentures, including the exchange debenture attached as an exhibit thereto, and the continuing letter of credit agreement, each of which is filed as an exhibit to this registration statement or other filings made by the company with the Securities and Exchange Commission. The descriptions of all such agreements or instruments are qualified in their entirety by such reference.

         UNSECURED CONVERTIBLE DEBENTURES. The unsecured convertible debentures and related warrants were issued on December 26, 2002 promptly following effectiveness of a registration statement relating to the resale of the underlying shares of common stock. The unsecured convertible debentures were issued in aggregate principal amount of $3.5 million and are due June 30, 2003, subject to six 30 day extensions. The unsecured convertible debentures are convertible to common stock at a conversion price of $4.25, subject to anti-dilution and other conversion price adjustments at the option of the company. Under certain circumstances, including satisfaction of all equity conditions contained in the unsecured convertible debenture, the company has the right to require the conversion of $300,000 and up to $2,500,000 of unsecured convertible debentures into common stock at discounts ranging from 4% to 12% of then current market prices. In addition, the company must comply with several restrictive financial covenants described below in the "Risk Factors" section of this prospectus.

         LETTER OF CREDIT SECURED CONVERTIBLE DEBENTURES. On January 30, 2003, following receipt on January 23, 2003 of shareholder approval as required by the rules of The Nasdaq Stock Market, the letter of credit secured debentures and related warrants were issued. The letter of credit secured convertible debentures were issued in the aggregate principal amount of $8.5 million and are due three years from the date of issuance. The proceeds of the letter of credit secured convertible debentures are pledged by the company to the letter of credit bank as security. The letter of credit secured debentures are convertible to common stock at an initial conversion price of $4.25, subject to anti-dilution adjustments. The letter of credit secured debentures bear interest at the money market rate for funds on deposit at the letter of credit bank, Wachovia Bank, National Association.

         Secured convertible debentures are subject to an automatic conversion to unsecured convertible debentures under certain circumstances. More specifically, when the aggregate principal amount of unsecured convertible debentures falls below $1.0 million (a "Triggering Event"), the Company would file a new registration statement relating to the shares underlying an additional aggregate principal amount of $3 million of unsecured convertible debentures (the "A-2 Unsecured Debentures"). At the time of filing the registration statement, the debentures would be secured by a letter of credit. Upon effectiveness of such registration statement, the letter of credit would be reduced and the debentures would become A-2 Unsecured Debentures. When the letter of credit is reduced, the funds securing the letter of credit would be released to the Company by the letter of credit bank. A-2 Unsecured Debentures issued upon exchange for letter of credit secured debentures are due nine months from issuance, subject to 6 extensions of 30 days upon mutual agreement, and bear interest at 4%. Furthermore, under certain circumstances, including satisfaction of all equity conditions, the company has the right to require the conversion of $300,000 and up to $2,500,000 of unsecured convertible debentures into common stock at discounts ranging from 4% to 12% of then current market prices.

         The process would repeat itself upon the occurrence of a Triggering Event with respect to the A-2 Unsecured Debentures. At that time, the Company would file another registration statement relating to an additional $3 million aggregate principal amount of unsecured convertible debentures (the "A-3 Unsecured Debentures"). As before, at the time of filing the registration statement, the debentures would be secured by a letter of credit. When the registration statement is declared effective, the letter of credit would be reduced and the letter of credit bank would release the proceeds to the Company. Similarly, a final tranche relating to the remaining $2.5 million of secured convertible debentures would automatically convert to A-4 Unsecured Debentures.

         WARRANTS. This prospectus relates to the resale of an aggregate of 589,376 shares of common stock in connection with the issuance of $8.5 million aggregate principal amount of letter of credit secured convertible debentures, exercisable upon issuance at an exercise price of $3.93, subject to certain anti-dilution adjustments. In addition, the Company has granted warrants to acquire, and has registered the resale of, 147,198 and 242,678 shares of common stock issuable upon exercise of warrants granted in connection with the sale of the common stock in October 2002 and the unsecured convertible debentures sold in December 2002, respectively. These warrants are exercisable immediately at an exercise price of $2.32 and $3.00, respectively, which may change in the future based on certain anti-dilution adjustments. Finally, in June 2002, we issued warrants to acquire, and subsequently registered the resale of, 224,014 shares of common stock in connection with the June private placement of common stock.

         All warrants may not be exercised and all debentures may not be converted to the extent that a holder thereof would then beneficially own, together with its affiliates, more than 9.999% of our common stock then outstanding subsequent to the applicable conversion or exercise.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, the information in this prospectus and the additional information in our other reports on file with the Securities and Exchange Commission and the other documents incorporated by reference in this prospectus before deciding whether to invest in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

WE ARE A DEVELOPMENT STAGE COMPANY, WHICH HAS ONLY BEEN IN BUSINESS FOR A LIMITED TIME.

         We completed our initial public offering in August 2000. Due to the nature of the emerging industries in which we compete, much of our information rests on the beliefs formed by management and has not necessarily been supported by independent sources. As a result, there can be no guarantee as to the adequacy of our business plan. Due to the emerging nature of hydrogen storage and delivery technology, and fuel cell technology and alternative energy technology in general, your basis for evaluating us is limited.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND EXPECT LOSSES FOR THE NEXT FEW YEARS. THERE CAN BE NO ASSURANCE THAT WE CAN ACHIEVE PROFITABILITY, AND EVEN IF WE DO BECOME PROFITABLE, THAT WE CAN SUSTAIN PROFITABILITY.

         We have incurred substantial losses since we were founded and we anticipate we will continue to incur losses over the next few years. We had an accumulated deficit of approximately $50,853,805 as of September 30, 2002. We expect to continue to incur net losses for the next few years as we continue to make significant investments in commercialization activities. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

WE EXPECT OUR FUTURE OPERATING RESULTS TO VARY QUARTER TO QUARTER, AND INCREASE THE LIKELIHOOD THAT WE MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS AT ANY GIVEN TIME.

         We expect our revenues and operating results to vary significantly from quarter to quarter. In addition, the company will be required to incur interest expense upon conversion of the unsecured convertible debentures into common stock at the time of, and to the extent of, such conversion. As a result of each of the foregoing, quarter-to-quarter comparisons of our revenues, interest expense and operating results may not be meaningful. In addition, due to our stage of development, we cannot predict our future revenues or results of operations accurately. It is possible that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock may decline.

WE MAY BE SUBJECT TO LITIGATION RESULTING FROM COMMON STOCK VOLATILITY, WHICH MAY RESULT IN SUBSTANTIAL COSTS AND A DIVERSION OF OUR MANAGEMENT'S ATTENTION AND RESOURCES AND COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

         The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, including:

                  - failure to meet our product development and commercialization milestones,

                  -        demand for our common stock,

                  - revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter,

                  - downward revisions in securities analysts' estimates or changes in general market conditions,

                  - technological innovations by competitors or in competing technologies,

                  - investor perception of our industry or our prospects, or

                  -        general technology or economic trends.

         In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. As a result, we may be involved in a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management's attention and resources and could have a negative effect on our business and results of operations.

WE MAY NEED FUTURE CAPITAL TO COMPLETE OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION PLANS. IF WE ARE ABLE TO RAISE ADDITIONAL CAPITAL, IT MAY DILUTE YOUR OWNERSHIP OR RESTRICT OUR ABILITY TO RUN OUR BUSINESS.

         The company's working capital requirements continue to be significant. To date, the company has been dependent primarily on the net proceeds of its initial public offering and private placements of its equity securities. Other than the secured convertible debentures, the company currently has no committed sources of, or other arrangements with respect to, additional financing. There can be no assurance that the company's existing capital resources will be sufficient to fund the company's future operations. If additional working capital is required, it may dilute your ownership or restrict our ability to run our business.

         The company's working capital requirements depend and will continue to depend on numerous factors, including the timing of revenues, the expense involved in commercializing its products, realizing cost reductions on its technology, and the cost involved in protecting the proprietary rights of the company.

OUR FUTURE PLANS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO ATTRACT OR RETAIN KEY PERSONNEL.

         We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers and marketing professionals. Our future success is dependant in part on attracting and retaining qualified management and technical personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and commercialization plans and therefore, our business, prospects, results of operations and financial condition.

WE DO NOT INTEND TO PAY ANY DIVIDENDS.

         We have not declared and paid any dividends on our common stock and we do not intend to declare and pay any dividends on our common stock. Earnings, if any, will be used to finance and expand our business.

WE ARE SUBJECT TO NUMEROUS CONDITIONS AND RESTRICTIONS RELATING TO OUR ABILITY TO ACCESS THE FINANCING PROGRAM CONTEMPLATED BY THE OCTOBER 2002 PRIVATE PLACEMENT. THE PROCEEDS OF THIS FINANCING PROGRAM MAY NOT ULTIMATELY BE AVAILABLE TO THE COMPANY.

         Letter of Credit Secured Convertible Debentures. The letter of credit secured convertible debentures are outstanding in aggregate principal amount of $8.5 million and are due three years from the date of issuance. The proceeds of the letter of credit secured convertible debentures are pledged by the Company to the letter of credit bank as security. The letter of credit secured debentures are convertible to common stock at an initial conversion price of $4.25, subject to anti-dilution adjustments. The letter of credit secured debentures bear interest at the money market rate for funds on deposit at the letter of credit bank, Wachovia Bank, National Association.

         The proceeds of the letter of credit secured debentures are not available to the company until such secured debentures are converted to common stock by the holder or exchanged for unsecured debentures as described under "The Private Placement - Letter of Credit Secured Convertible Debentures". The exchange of secured debentures for unsecured debentures is subject to numerous conditions including timely reduction of the then outstanding principal amount of unsecured debentures to less than $1 million (the "Trigger Event") and successful registration of the resale of the common stock issuable upon exchange of the secured debentures for unsecured debentures. If the secured convertible debentures are not converted into common stock by the holder or we are not able to exchange all of the letter of credit secured convertible debentures to unsecured convertible debentures and gain access to the proceeds from the letter of credit bank as described in the "Prospectus Summary - The Private Placement" section of this prospectus, we would need to raise additional capital to finance our business plan. Even if access to all the proceeds is available to the Company, we many nonetheless require additional working capital if our expenses exceed budgeted levels or revenues fall short of projections.

WE MAY BE REQUIRED TO ISSUE MORE SHARES OF COMMON STOCK UPON THE CONVERSION AND EXERCISE OF THE SECURITIES ISSUED OR ISSUABLE AS PART OF THE PRIVATE PLACEMENT TRANSACTION. SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET AS A RESULT OF THIS OFFERING, AND THE PRIVATE PLACEMENT GENERALLY, COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND MAKE IT MORE DIFFICULT FOR US AND OUR STOCKHOLDERS TO SELL OUR EQUITY SECURITIES IN THE FUTURE.

         If we sell stock or stock equivalents at a price per share that is below either the then-applicable conversion price of the debentures or below the exercise price of the warrants, then the conversion or exercise price, as applicable, of the debentures and warrants may adjust downward, subject to certain enumerated exceptions. The number of additional shares of common stock to which the holders of these securities would be entitled depends on the price at which we sell our stock. Furthermore, at any time and from time to time after the effectiveness of any registration statement relating to the resale of shares for this financing program, and if certain conditions are met, we have the right to require the conversion of $300,000 and up to $2,500,000 of unsecured convertible debentures into common stock. The conversion prices, at the time and to the extent of the conversion, will be determined based on a discount ranging from 4% to 12% on the volume weighted average closing price for the 10 trading days prior to the conversion. As a result of the foregoing, we may be required to issue more shares of common stock upon the conversion and exercise of the securities issued or issuable as part of the private placement transaction.

         Sales of substantial amounts of common stock in the public market as a result of this offering, and the private placement generally, could reduce the market price of our common stock and make it more difficult for us and our stockholders to sell our equity securities in the future.

         The number of shares previously registered relating to unsecured debentures and to be registered in the future relating to the letter of credit secured convertible debentures when exchanged for unsecured debentures includes substantially more than the number of shares that the selling stockholder is currently eligible to receive upon the conversion of the convertible debentures. We are obligated to register for resale more shares than are currently issuable under all of the debentures and may be required in the future to register for resale more shares than are currently issuable under the warrants, pursuant to contractual obligations with the selling stockholder and to ensure that a sufficient number of shares is registered in the event that exercise price or conversion price adjustments are made. If the price of our common stock decreased substantially and we sold shares at a price lower than the conversion or exercise prices of the securities issued or issuable as part of the private placement, the issuance of a greater number of shares under those securities could have an effect on the control of our company. The securities, however, cannot be converted or exercised to the extent that a selling stockholder would then own, together with its respective affiliates, more than 9.999% of the shares of common stock then outstanding subsequent to the applicable conversion or exercise.

         Although the sale of these additional shares to the public might increase the liquidity of our stockholders' investments, the increase in the number of shares available for public sale could drive the price of our common stock down, thus reducing the value of your investment and perhaps hindering our ability to raise additional funds in the future. In addition, to the extent other restricted shares become freely salable, whether through an effective registration statement or under Rule 144 of the Securities Act, or if, we issue additional shares that might be or become freely salable, you could expect our stock price to decrease.

FAILURE TO COMPLY WITH A NUMBER OF FINANCIAL COVENANTS COULD RESULT IN AN EVENT OF DEFAULT UNDER THE UNSECURED CONVERTIBLE DEBENTURES.

         At all times when unsecured convertible debentures are outstanding, the Company covenants that it will not permit its cash balance ratio to outstanding unsecured indebtedness to be less than 1.25 to 1. A failure to comply with this covenant will be an event of default and the holder has the right to require the Company to prepay 125% of the outstanding unsecured debenture and 100% of the outstanding letter of credit secured convertible debentures or, if letter of credit secured debentures have been exchanged, 125% of the outstanding unsecured debentures issued on exchange thereof, plus accrued interest. Furthermore, an event of default would result if the closing price of the Company's common stock is less than $0.75 for 20 consecutive trading days or less than $0.50 for 10 consecutive trading days. Upon the occurrence of an event of default, the holder has the right to require the Company to prepay 100% of the outstanding unsecured and letter of credit secured convertible debentures or, if letter of credit secured debentures have been exchanged, the unsecured debentures issued on exchange thereof, plus accrued interest. The unsecured convertible debentures, the letter of credit secured debentures and, if the letter of credit debentures are exchanged, the unsecured debentures issued on exchange thereof, as well as the continuing letter of credit agreement executed by the company in connection with issuing the letter of credit, all contain additional events of default. Under the unsecured convertible debentures, the letter of credit secured debentures, and, if the letter of credit debentures are exchanged, the unsecured debentures issued on exchange thereof, if any other event of default occurs, the holder has the right to require the Company to prepay 130% of the outstanding principal amount of the unsecured and letter of credit secured debentures or, if letter of credit secured debentures have been exchanged, the unsecured debentures issued on exchange thereof. The occurrence of an event of default would have a material adverse effect on the Company.

IF OUR SHARES ARE DE-LISTED, YOU MIGHT NOT BE ABLE TO SELL YOUR INVESTMENT IN OUR COMPANY.

         Our common stock currently is listed for trading on the Nasdaq National Market under the symbol "MCEL." Effective November 1, 2002, as a result of a change in Nasdaq's requirements, we must maintain stockholders' equity of at least $10 million, a minimum bid price of $1 and a market value of our publicly-held shares of at least $5 million, or market capitalization of at least $50 million, a minimum bid price of $3 and a market value of our publicly-held shares of at least $15 million for continued listing on the Nasdaq National Market. As of the date of this prospectus, we are not in compliance with the Nasdaq National Market continued listing requirements, as revised on November 1, 2002, because we do not satisfy all the requirements of either standard since our stockholders' equity is less than $10 million and the market price of our common stock is currently less than $3. Our stockholders' equity for the fiscal quarter ended September 30, 2002 was $8,752,130.

         On November 25, 2002, we received written notification from Nasdaq that we do not currently satisfy the minimum $10 million stockholders' equity requirement for continued listing on the Nasdaq National Market. On December 10, 2002, we presented a compliance program to Nasdaq intended to achieve and sustain compliance with the stockholders' equity requirement for continued listing on the Nasdaq National Market. On January 21, 2003, we received a delisting letter from Nasdaq National Market denying the Company's compliance plan. The Company has appealed the decision and delisting has been delayed pending a hearing before the Nasdaq Listing Qualifications Panel scheduled for March 6, 2003. On February 7, 2003, we submitted written materials to the Nasdaq hearing panel in support of our position that our stock should not be delisted from the Nasdaq National Market. There can be no assurance that the appeal will be successful.

         In the event that the Nasdaq Listing Qualifications Panel determines that our compliance program is not satisfactory, our common stock may be removed from the listing on the Nasdaq National Market. If Nasdaq de-lists our common stock from the Nasdaq National Market, trading of our common stock could be conducted on either the SmallCap Market, other nationally recognized markets, the over-the-counter market on the so-called "pink sheets" or, if available, NASD's "Electronic Bulletin Board." As a result, stockholders may find it more difficult to purchase and sell, or to obtain accurate quotations as to the value of, our common stock, and the trading price per share could be reduced.

IF WE ARE UNABLE TO CONTINUE TO COMPLETE PROTOTYPE DEVELOPMENT AND ENGINEERING OF COMMERCIALLY VIABLE HYDROGEN GENERATION SYSTEMS, WE WILL NOT BE ABLE TO BUILD OUR BUSINESS AS ANTICIPATED.

         We have produced and are currently demonstrating a number of test and evaluation systems and are continuing our efforts to decrease the costs of our systems' components and subsystems, improve their overall reliability and efficiency and ensure their safety. In addition, while we are conducting tests to predict the overall life of our systems, we have not yet tested our system's longevity for the useful life required for commercialization.

FAILURE TO MEET MILESTONES AND PERFORMANCE GOALS WITH POTENTIAL CUSTOMERS COULD DELAY OR IMPEDE COMMERCIALIZATION OF OUR TECHNOLOGY. POTENTIAL PURCHASERS OF OUR SYSTEMS MAY DECLINE TO PURCHASE THEM OR CHOOSE TO PURCHASE ALTERNATE TECHNOLOGIES.

         We have established product development and commercialization milestones and a timeline for achieving development goals related to our technology, design improvements and fuel cost reduction goals. Delays and missed milestones may have a material impact on our commercialization schedule. If we experience delays in meeting our development goals or our systems experience technical defects or if we are unable to meet cost or performance goals, including system efficiency, hydrogen output useful life and reliability, our commercialization schedule could be delayed. In such event, potential purchasers of our commercial systems may choose alternative technologies and any delays could allow potential competitors to gain market advantages.

OUR HYDROGEN GENERATION SYSTEMS MAY ONLY BE COMMERCIALLY VIABLE AS A COMPONENT OF OTHER COMPANIES' PRODUCTS, AND THESE COMPANIES MAY CHOOSE NOT TO INCLUDE OUR SYSTEMS IN THEIR PRODUCTS.

         To be commercially viable, our hydrogen generation systems must be integrated into products manufactured by original equipment manufacturers, which are known as OEMs. We can offer no guarantee that OEMs will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our sodium borohydride hydrogen generation systems. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our hydrogen generation systems and our financial results.

ANY PERCEIVED PROBLEM WHILE CONDUCTING DEMONSTRATIONS OF OUR TECHNOLOGY COULD HURT OUR REPUTATION AND THE REPUTATION OF OUR PRODUCTS, WHICH WOULD IMPEDE THE DEVELOPMENT OF OUR BUSINESS.

         We are currently field-testing our sodium borohydride technology and we plan to conduct additional field tests in the future. Although to date we have not experienced significant problems in our field-testing, these field tests may encounter problems and delays for a number of reasons, including the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service the test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, field test programs, by their nature, involve delays and modifications. Any problem or perceived problem with our field tests could hurt our reputation and the reputation of our products.

A MASS MARKET FOR OUR PRODUCTS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE.

         A mass market may never develop for sodium borohydride hydrogen generation systems, or may develop more slowly than we anticipate. Fuel cells and internal combustion engines operating on hydrogen generation systems represent an emerging market, and we do not know whether end-users will want to use them. The development of a mass market for these systems may be affected by many factors, some of which are beyond our control, including:

                  - the acceptance in mass markets of hydrogen as an alternative fuel source,

                  - the cost competitiveness of our hydrogen generation systems,

                  - acceptance of fuel cells as a reliable cost competitive energy source,

                  - the emergence of newer, more competitive technologies and products,

                  -        the future cost of sodium borohydride,

                  -        regulatory requirements,

                  - consumer perceptions of the safety of our products, and

                  -        consumer reluctance to try a new product.

         If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and we may never achieve profitability.

SINCE ZERO EMISSION VEHICLE REQUIREMENTS CAN BE MET WITHOUT USING FUEL CELLS, TRANSPORTATION INDUSTRY MANUFACTURERS MAY USE OTHER TECHNOLOGIES TO MEET REGULATORY REQUIREMENTS.

         It is possible to meet the zero emission vehicle requirements imposed by California and certain northeastern states by using technologies other than our sodium borohydride hydrogen generation systems. In addition, some major transportation industry manufacturers are seeking to develop their own proprietary fuel cell systems with different hydrogen sources. We can offer no assurance that transportation industry manufacturers will use our sodium borohydride hydrogen generation technology in their vehicles to meet regulatory requirements. Their failure to do so could have a negative effect on our business and financial results.

CHANGES IN ENVIRONMENTAL POLICIES COULD RESULT IN TRANSPORTATION INDUSTRY MANUFACTURERS ABANDONING THEIR INTEREST IN FUEL CELL POWERED VEHICLES. THIS MAY SUBSTANTIALLY LESSEN THE MARKET FOR OUR PRODUCTS AND HARM THE DEVELOPMENT OF OUR BUSINESS.

         To date, the interest in fuel cell technology in the transportation industry has been driven in large part by environmental laws and regulations mainly in California and, to a lesser extent, certain northeastern states. There can be no guarantee that these laws and regulations will not change. Changes in these laws and regulations could result in transportation industry manufacturers abandoning their interest in fuel cell powered vehicles. In addition, if current laws and regulations in the United States and Europe are not kept in force or if further environmental laws and regulations are not adopted in these jurisdictions as well as in other jurisdictions, demand for vehicular fuel cells may be limited.

         Although the development of alternative energy sources, and in particular fuel cells, has been identified as a significant priority by many governments, we cannot assure you that governments will not change their priorities or that any such change would not negatively affect our business or the development of our products.

WE WILL CONTINUE TO FACE INTENSE COMPETITION FROM ENERGY TECHNOLOGY COMPANIES AND MAY BE UNABLE TO COMPETE SUCCESSFULLY.

         Our products face and will continue to face significant competition. New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Japan are pursuing alternative hydrogen storage and delivery technologies. These entities, many of which have substantially greater resources than we do, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of our products and technologies.

         As more potential competitors understand the potential of fuel cells to replace existing power sources and the necessity of hydrogen to power those fuel cells, there will be increased competition in the hydrogen delivery and storage product segment. This competition will come from current storage technologies, from improvements to current storage technologies and from new alternative storage technologies. We will compete in each of our target markets based on that market's desired product characteristics, such as safety, cost, size, environmental impact, ease of use and a variety of other attributes. Depending on the specific desired attributes of each market and application, our technology may or may not be able to compete successfully.

OUR FAILURE TO OBTAIN OR MAINTAIN THE RIGHT TO USE CERTAIN INTELLECTUAL PROPERTY MAY NEGATIVELY AFFECT OUR BUSINESS.

         Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property to be used in our principal products. This may be achieved in part by prosecuting claims against others who we believe are infringing on our rights and by defending claims of intellectual property infringement by our competitors. While we are not currently engaged in any material intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or we could commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to:

                  -        pay substantial damages,

                  - cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property,

                  - expend significant resources to develop or acquire non-infringing intellectual property,

                  - discontinue processes incorporating infringing technology, or

                  - obtain licenses to the infringing intellectual property.

         An adverse outcome as plaintiff, in addition to the costs involved, may, among other things, result in the loss of the patent in a suit by a holding of invalidity or unenforceability, significantly increase competition as a result of the holding, and require the payment of penalties resulting from counterclaims by the defendant.

         We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a negative effect on our business and financial results.

WE MAY NOT BE ABLE TO PROTECT THE RIGHTS TO OUR INTELLECTUAL PROPERTY.

         Failure to protect our existing intellectual property rights may result in the loss of our exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation and/or be enjoined from using such intellectual property. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. The patents that we have obtained will expire as early as 2015 and the most recently filed applications, if issued, will not expire until 2021. Some of our intellectual property is not covered by any patent or patent application. As we further develop our system and related intellectual property, we expect to seek additional patent protection. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that:

                  - any of the patents owned by us or other patents that other parties license to us in the future will not be invalidated, circumvented, challenged, rendered unenforceable or licensed to others, or

                  - any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if issued at all, or

                  - any patents owned by or licensed to us, although valid, will not be dominated by a patent or patents to others having broader claims.

         In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

         We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons will not assert rights to intellectual property arising out of these relationships.

         The members of our scientific advisory board are employed by entities other than us, some of which may compete with us. We have not entered into non-competition agreements with any of our scientific advisors. If any of them were to consult with or become employed by any of our competitors, our business could be negatively affected.

SODIUM BOROHYDRIDE IS CURRENTLY A SPECIALTY CHEMICAL, PRODUCED IN LIMITED QUANTITIES AND SOLD AT HIGH MARGINS. AS A RESULT, THE ENERGY PRODUCED BY OUR SYSTEMS MAY COST MORE THAN ENERGY PROVIDED THROUGH CONVENTIONAL AND ALTERNATIVE SYSTEMS. ACCORDINGLY, OUR SYSTEMS MAY BE LESS ATTRACTIVE TO POTENTIAL USERS.

         Our systems' ability to produce energy depends on the availability and pricing of sodium borohydride. Sodium borohydride is currently a specialty chemical that has limited commercial use and is not manufactured in vast quantities. There are a limited number of manufacturers of sodium borohydride located in the United States and Europe and there can be no assurance that the high cost of this specialty chemical will be reduced.

         We believe that we can compete in the portable power and micro power markets at the current price of sodium borohydride, but it will be necessary to scale-up production of the chemical to be cost competitive in the transportation markets. If market acceptance of our technology increases in the transportation, portable power and battery markets, we believe that this increase in demand for sodium borohydride will result in the need for additional global manufacturing capacity. There can be no assurance that we will be able to successfully engage other companies to increase the production of sodium borohydride to meet the required demand.

         If the price of sodium borohydride is such that the energy produced by our systems costs more than the energy provided through conventional and other alternative systems, our systems may be less attractive to potential users.

IF LOWER COST PROCESSES FOR THE MANUFACTURE OF SODIUM BOROHYDRIDE ARE NOT DEVELOPED AND DEMONSTRATED, OUR COMMERCIALIZATION PLANS IN THE TRANSPORTATION INDUSTRY MAY BE HINDERED.

         If lower cost processes for the manufacture of sodium borohydride are not developed, it may negatively affect our ability to compete in all the potential markets we intend to pursue, particularly the transportation markets. This may have an adverse effect on our growth of operations and our financial results.

WE ARE DEPENDENT ON COMPANIES OR GOVERNMENTAL AGENCIES TO DEVELOP THE INFRASTRUCTURE REQUIRED TO USE OUR TECHNOLOGIES IN CERTAIN APPLICATIONS OR MARKETS.

         Our supply chain plan is focused primarily on the global joint development and licensing of a proprietary process for the manufacture and regeneration of sodium borohydride with large, industrial partners including borate producers, industrial hydrogen providers, chemical providers, and major energy producers (including oil, gas, and electricity companies). Our success in this area is dependent on our ability to enter into partnerships or other cooperative arrangements with these companies. In addition, in the transportation markets, it will be necessary to make changes to the current fuel delivery infrastructure in order for our products to be used by consumers on a mass scale. There can be no assurance that we will be able to rely on companies and/or government agencies to make the infrastructure changes needed for our technology to be used on a mass scale in all potential markets.

ANY ACCIDENTS INVOLVING OUR PRODUCTS OR THE RAW MATERIALS USED IN OUR PRODUCTS COULD IMPAIR THEIR MARKET ACCEPTANCE.

         Sodium borohydride fuel solutions have a high pH, and may be corrosive and harmful to human skin. In powder form, it can be fatal if swallowed and may cause skin burns in contact with moist skin. The long-term health effects of the fuel have not been evaluated. If spilled in the ground or water it could adversely impact plant, marine, or animal life. Furthermore, if sodium borohydride comes into contact with water, it could generate flammable hydrogen gas. In solid form, sodium borohydride is also combustible and could produce hazardous and/or flammable decomposition products in a fire.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholder.

                               SELLING STOCKHOLDER

         The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholder as of February 10, 2003, and the number of shares of common stock covered by this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The following table includes certain shares of common stock issuable upon exercise of certain warrants and upon conversion of certain convertible debentures. However, the selling stockholder is prohibited from acquiring shares of common stock under the debentures and the warrants (as applicable) to the extent that such acquisition would result in the selling stockholder, together with any of its respective affiliates, beneficially owning in excess of 9.999% of our common stock outstanding after such acquisition. The selling stockholder has not held any position or office and has not had any other material relationship with us or any of our affiliates within the past three years.

         The percentage of ownership for the selling stockholder disclosed in this table is based on 29,491,192 shares of common stock outstanding as of February 10, 2003, plus any common stock equivalents exercisable within 60 days and held by that holder. Both the number of shares listed as beneficially owned after the offering by the selling stockholder in the table and selling stockholder's percentage of share ownership after the offering are based on the assumption that all of the shares being offered are sold pursuant to this offering, and that no other shares of common stock are acquired or disposed of by the selling stockholder prior to the termination of this offering. Because the selling stockholder may sell all, some or none of its shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that the selling stockholder will own upon completion of this offering.

         Information with respect to the shares of our common stock beneficially owned by the selling stockholder follows:

                                                     BENEFICIAL OWNERSHIP                            BENEFICIAL OWNERSHIP
                                                          PRIOR TO                                            AFTER
                                                       RESALE OF SHARES                                 RESALE OF SHARES
                                      ---------------------------------------------------     -------------------------------------
                                     Number of                             Number of
Name of Selling Stockholder           Shares            Percent      Shares Being Offered     Number of Shares               Percent
---------------------------           ------            -------      --------------------     ----------------               -------
Pine Ridge Financial, Inc.         3,101,199(1)           9.9%              589,376            3,101,199(1)(2)                9.9%

----------

(1) Includes certain shares of common stock issuable upon exercise of certain warrants and conversion of certain debentures, provided that, the selling stockholder cannot convert its debentures, nor may it exercise its warrants, to the extent that it would then own, together with its affiliates, more than 9.9999% of the shares of our common stock then outstanding.

(2) Assuming resale of all shares offered hereunder and no other changes in beneficial ownership.

                              PLAN OF DISTRIBUTION

      The selling stockholder and any pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

            o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

            o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

            o an exchange distribution in accordance with the rules of the applicable exchange;

            o     privately negotiated transactions;

            o     short sales;

            o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

            o     a combination of any such methods of sale; and

            o     any other method permitted pursuant to applicable law.

      The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholder may from time to time pledge or grant a security interest in some or all of the common stock, convertible debentures or warrants owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

      The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed the company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., Newark, New Jersey.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act and the rules and regulations thereunder for the registration of the resale of shares of common stock. This prospectus is part of the registration statement. As allowed by the SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus and information we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

      The documents that we are incorporating by reference are:

            o     Our Annual Report on Form 10-K for the year ended December 31,
                  2001;

            o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002;

            o Our Current Reports on Form 8-K filed with the SEC on June 26, November 5, December 13, 2002 and January 27, 2003;

            o The description of our common stock that is contained in our Registration Statement on Form S-1 filed with the SEC on January 9, 2001.

      Any document which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

      If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address requests for documents to Stephen S. Tang, President and Chief Executive Officer, Millennium Cell Inc., 1 Industrial Way West, Eatontown, New Jersey 07724.

      You can inspect and copy all or any portion of the registration statement or any reports, statements or other information we file at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the public reference section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the Securities and Exchange Commission's Internet site located at www.sec.gov.

                             [MILLENNIUM CELL LOGO]

                         589,376 SHARES OF COMMON STOCK

                                   PROSPECTUS

                                FEBRUARY 11, 2003

            PART II

      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the estimated costs and expenses payable by the registrant in connection with the sale of the common stock being registered.

SEC registration fee                $   117
Legal fees and expenses             $10,000
Accounting fees and expenses        $10,000
Printing expenses                   $   500
Miscellaneous                       $ 1,383

Total                               $22,000

      The selling stockholder described in the prospectus included herewith will not pay any of the expenses of this offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      In accordance with Section 145 of the Delaware General Corporation Law,
Article 11 of our certificate of incorporation provides that no director of the company shall be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or (4) for any transaction from which the director derived an improper personal benefit.

      Article V of our by-laws provides for indemnification by the company of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

ITEM 16. EXHIBITS

      The exhibits filed as part of this registration statement are as follows:

EXHIBIT NO.    DESCRIPTION
-----------    -----------
4.7            Form of Closing Warrant(2)

4.8            Form of First Warrant(2)

4.9            Form of Second Warrant.(2)

4.10           Form of Unsecured Convertible Debenture(2)

4.11           Form of Exchange Convertible Debenture(2)

4.12           Form of Secured Convertible Debenture(2)

5.1            Opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione,
               P.C.(1)

10.16 Securities Purchase Agreement dated as of October 31, 2002 among the Company and the purchasers named therein.(2)

10.17 Registration Rights Agreement dated as of October 31, 2002 among the Company and the purchasers named therein.(2)

10.21          Continuing Letter of Credit Agreement dated January 30, 2003 between the Company and Wachovia Bank, National Association(1)

10.22          Security Agreement Dated January 30, 2003 between the Company and
               Wachovia Bank, National Association(1)

10.23          Letter of Credit securing $8.5 million Secured Convertible
               Debentures(1)

23.1           Consent of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C.
               (included in its opinion filed as Exhibit 5.1 hereto).(1)

23.2           Consent of Ernst & Young, L.L.P.(1)

24.1           Powers of Attorney.(1)

(1)   Filed herewith.

(2) Previously filed with Registration Statement No. 333-101061 the same exhibit number.

ITEM 17. UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Eatontown, State of New Jersey, on February 11, 2003.

                                           MILLENNIUM CELL INC.
                                           By:  /s/  Stephen S. Tang
                                           --------------------------------
                                           Name:   Stephen S. Tang
                                           Title:  Chief Executive Officer and
                                                   President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                          TITLE                                                     DATE
---------                                          -----                                                     ----
/s/ Stephen S. Tang                                Chief Executive Officer                                   February 11, 2003
                                                   President and Director
------------------------------------               (Principal Executive Officer)
Stephen S. Tang

/s/ Norman R. Harpster, Jr.                        Chief Financial Officer and                               February 11, 2003
                                                   Vice President, Finance &
------------------------------------               International Business Management
Norman R. Harpster, Jr.                            (Principal Financial and Accounting Officer)


                                                   Director                                                  February __, 2003
------------------------------------
Steven C. Amendola

/s/ G. Chris Andersen*                             Director                                                  February 11, 2003
------------------------------------
G. Chris Andersen

/s/  Kenneth R. Baker*                             Director                                                  February 11, 2003
------------------------------------
Kenneth R. Baker

                                                   Director                                                  February __, 2003
------------------------------------
William H. Fike

/s/ Alexander MacLachlan*                          Director                                                  February 11, 2003
------------------------------------
Alexander MacLachlan

/s/ Zoltan Merszei*                                Director                                                  February 11, 2003
------------------------------------
Zoltan Merszei

/s/  H. David Ramm*                                Director                                                  February 11, 2003
------------------------------------
H. David Ramm

/s/ James L. Rawlings*                             Director                                                  February 11, 2003
------------------------------------
James L. Rawlings

*By:  /s/ Stephen S. Tang                          Stephen S. Tang as Attorney-in-Fact pursuant
------------------------------------               to Powers of Attorney
                                                   filed previously as Exhibit 24.1.

                                EXHIBIT INDEX
                                --------------




EXHIBIT NO.    DESCRIPTION
-----------    -----------
4.7            Form of Closing Warrant(2)

4.8            Form of First Warrant(2)

4.9            Form of Second Warrant.(2)

4.10           Form of Unsecured Convertible Debenture(2)

4.11           Form of Exchange Convertible Debenture(2)

4.12           Form of Secured Convertible Debenture(2)

5.1            Opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione,
               P.C.(1)

10.16 Securities Purchase Agreement dated as of October 31, 2002 among the Company and the purchasers named therein.(2)

10.17 Registration Rights Agreement dated as of October 31, 2002 among the Company and the purchasers named therein.(2)

10.21          Continuing Letter of Credit Agreement dated January 30, 2003 between the Company and Wachovia Bank, National Association(1)

10.22          Security Agreement Dated January 30, 2003 between the Company and
               Wachovia Bank, National Association(1)

10.23          Letter of Credit securing $8.5 million Secured Convertible
               Debentures(1)

23.1           Consent of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C.
               (included in its opinion filed as Exhibit 5.1 hereto).(1)

23.2           Consent of Ernst & Young, L.L.P.(1)

24.1           Powers of Attorney.(1)

(1)  Filed herewith.

(2) Previously filed with Registration Statement No. 333-101061 the same exhibit number.